Exhibit 10.18

September 5, 2012

Craig H. Factor

Dear Craig,

I am pleased to offer you a position with Audience, Inc. (the “Company”), as our Vice President, General Counsel, and Secretary, reporting to me. If you decide to join us, your base salary will be $225,000 per year which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be eligible for a performance-based bonus target of $101,250 annually, prorated for the remainder of this calendar year, which will be subject to the terms and conditions of the Company’s executive bonus plan. After 2012, your bonus target percentage will be set by the Company’s Compensation Committee on an annual basis.

The Company will provide you with the opportunity to participate in the standard benefit plans currently available to other similarly situated employees, subject to any eligibility requirements imposed by such plans. You will be entitled to accrue up to 15 days of paid vacation per calendar year, pro-rated for the remainder of this calendar year. Your rate of vacation accrual will increase at the rate of one vacation day per full year of employment. Vacation accrual is capped at 25 days. Vacation may not be taken before it is accrued. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, we will recommend to our Board of Directors or one of its committees after commencement of your employment that you receive a grant of options to purchase 85,000 shares of Audience’s Common Stock, and your grant will be subject to the approval of the Board or its committee. Your option grant will be priced in accordance with our equity incentive plan and our policies governing stock option grants. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Additionally and as a condition to your acceptance of this offer, you must be a licensed member of the State-Bar of California and your license must be active and in good standing. During the term of your employment, you will be expected to maintain active membership in the State Bar of California.

As a result of the senior level nature of your role, you will be offered a Company standard Indemnification Agreement and will be expected to comply with all reporting and regulatory requirements related to the Company’s status as a publicly traded company. You acknowledge that upon your appointment as Vice President, General Counsel, and Secretary, you will become subject to Section 16 of the Securities Exchange Act of 1934, as amended. In addition, you will agree to comply with any “lock up” agreements that the Company may have in place with respect to the Company’s shares as a result of the Company’s recent public offering. In addition, at the time you commence employment you will be provided with severance and change of control benefits as delineated in the attached Change of Control and Severance Agreement, subject to your signed acceptance of the terms of the Agreement.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards.

Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay ail but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an Executive of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Friday, September 7, 2012.

I look forward to your favorable reply and to working with you at Audience, Inc.

Regards,

/s/ Peter Santos
Peter Santos
President and CEO

Agreed to and accepted:

Signature:	/s/ Craig Factor

Printed Name:	Craig Factor

Date Signed:	9/5/2012

Anticipated Start Date	9/12/2012

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Indemnification Agreement

Executive Change of Control & Severance Agreement